Exhibit 99.2

MICROSEMI CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based upon the historical condensed consolidated financial statements and notes thereto (as applicable) of Microsemi Corporation and Advanced Power Technology, Inc. (“APT”), which are incorporated by reference herein. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the merger of a wholly owned subsidiary of Microsemi with and into APT (the “merger”) as if the merger had been completed on January 1, 2006 and due to different fiscal period ends, combines Microsemi’s January 1, 2006 unaudited consolidated balance sheet with APT’s December 31, 2005 audited consolidated balance sheet. The unaudited pro forma condensed combined income statement gives pro forma effect to the merger as if it had been completed on September 27, 2004 and combines Microsemi’s audited consolidated income statement for the year ended October 2, 2005 with APT’s unaudited consolidated statement of operations for the 12-month period ended September 30, 2005 and Microsemi’s unaudited consolidated income statement for the quarter ended January 1, 2006 with APT’s unaudited consolidated statement of operations for the quarter ended December 31, 2005.

The pro forma adjustments are based upon available information and certain assumptions that Microsemi believes are reasonable under the circumstances. A final determination of fair values relating to the merger may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible and intangible assets of APT that exist as of the date of the completion of the merger. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Microsemi and APT with the SEC.

MICROSEMI CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JANUARY 1, 2006

(In thousands)

	Historical Microsemi	Historical APT	Pro Forma Adjustments (1)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$113,049	$2,127	$(22,508	)(9)	$88,623
			(3,685	)(13)
			(360	)(12)
Short-term investment in available-for sale securities	—	15,150	—		15,150
Accounts receivable, net	55,548	11,403	—		66,951
Inventories, net	57,686	12,893	3,513	(3)	74,092
Deferred income taxes	12,921	—	—		12,921
Other current assets	4,724	1,116	360	(12)	6,200

Total current assets	243,928	42,689	(22,680)		263,937
Property and equipment, net	57,668	10,544	(120	)(15)	68,092
Deferred income taxes	8,074	—	(8,074	)(7)	—
Goodwill	3,258	15,570	35,521	(1)	54,349
Other intangible assets, net	4,263	6,806	36,504	(4)	47,573
Other assets	6,261	58	—		6,319

TOTAL ASSETS	$323,452	$75,667	$41,151		$440,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$121	$—	$—		$121
Current maturity of long-term liabilities	526	—	—		526
Accounts payable	16,767	3,745	—		20,512
Accrued liabilities	15,603	2,839	—		18,442
Income taxes payable	4,465	74	—		4,539

Total current liabilities	37,482	6,658	—		44,140

Non-current deferred income taxes	—	148	15,153	(5)	5,412
			(1,815	)(6)
			(8,074	)(7)
Long-term liabilities	3,551	91	—		3,642

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	12,957	111	(111	)(2)	13,936
			979	(2)
Capital in excess of par value of common stock	176,909	90,462	(90,462	)(2)	295,887
			123,473	(2)
			(4,495	)(16)
Treasury stock	—	(1,761)	1,761	(2)	—
Deferred compensation	—	(26)	26	(2)	—
Retained earnings (accumulated deficit)	92,567	(20,654)	20,654	(2)	77,267
			(15,300	)(8)
Accumulated other comprehensive income (loss)	(14)	638	(638	)(2)	(14)

Total stockholders’ equity	282,419	68,770	35,887		387,076

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$323,452	$75,667	$41,151		$440,270

(1)	Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to APT’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of the completion of the merger. The preliminary estimated consideration is allocated as follows (in thousands):

Calculation of consideration:
Cash consideration to APT stockholders (9)	$22,508
Fair value of Microsemi shares issued to APT stockholders (10)	114,005
Fair value of APT stock options (11)	6,828
Fair value of Microsemi stock options granted to existing APT employees (14)	3,619
Estimated direct transaction fees and expenses (13)	3,685

Total consideration	150,645
Preliminary allocation of consideration:
Book value of APT’s net assets	68,770
Adjustments to historical net book value:
Inventory (3)	3,513
Intangible assets (4)	36,504
Deferred tax liability (5)	(15,153)
Deferred tax asset (6)	1,815
In-process research and development (8)	15,300
Property and equipment, net (15)	(120)
Capital in excess of par value of common stock (16)	4,495

Adjustment to goodwill	$35,521

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible and intangible assets of APT that existed as of the date of the completion of the merger. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

(2)	Represents the acquisition of 100% of the equity of APT in exchange for approximately 4.9 million shares of Microsemi common stock and includes the elimination of APT’s historical equity accounts at December 31, 2005.

(3)	Represents the estimated adjustment to mark up inventory for normal profit.

(4)	Of the total estimated purchase price, we allocated $38.0 million to completed technologies that are expected to amortize over a life of 8 years; $3.3 million to customer relationships that are expected to amortize over a life of 8 years; and $2.0 million in backlog that is expected to amortize over a life of one year. This adjustment is net of the $6.8 million recorded on APT’s historical balance sheet for acquired intangible assets. This adjustment is preliminary and is based on our estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation. A $5.0 million increase or decrease in value allocated to completed technologies or customer relationships would increase or decrease annual amortization by approximately $0.6 million.

Identification and allocation of value to the identified intangible assets was based on the provisions of Statement of Financial Accounting Standard No. 141, “Business Combinations,” (“FAS 141”). The fair value of the identified intangible assets was estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition, eventual development of new technologies and market competition.

The estimates of expected useful lives are based on guidance from FAS 141. The useful lives of completed technologies rights are based on the number of years in which net cash flows have been projected. The useful lives of customer relationships are estimated based upon the length of the relationships currently in place, historical attrition patterns and natural growth and diversification of other potential customers. The useful lives of backlog are estimated based upon the fulfillment period.

Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•	Historical performance including sales and profitability.

•	Business prospects and industry expectations.

•	Estimated economic life of asset.

•	Development of new technologies.

•	Acquisition of new customers.

•	Attrition of existing customers.

•	Obsolescence of technology over time.

The factors that contributed to a purchase price resulting in the recognition of goodwill include:

•	The premium paid over the pre-merger announcement market capitalization of APT.

•	An increase in our stock price subsequent to the merger announcement with APT.

•	Our belief that the merger will create a more diverse semiconductor company with expansive offerings in analog and mixed signal integrated circuits and high reliability semiconductors which will enable us to expand our product offerings in the medical market and at the same time, be able to offer defense and avionics customers a much larger breadth of high reliability products to address their ongoing product needs.

•	Our belief that we are each committed to improving cost structures and that our combined efforts after the merger should result in a realization of cost savings and an improvement of overall efficiencies.

(5)	Represents the estimated impact on deferred tax liabilities of purchase accounting adjustments that was determined based on the estimated excess book basis over the estimated tax basis of identifiable intangible assets acquired at an estimated statutory rate of approximately 40%. This adjustment is preliminary and subject to change based upon management’s final valuation of the fair values of identifiable intangible assets acquired.

(6)	APT recorded a full valuation allowance on its net deferred tax assets. This adjustment represents the reversal of the valuation allowance on deferred tax assets expected to be realized.

(7)	Reclassification to net deferred tax assets against deferred tax liabilities.

(8)	Represents the estimated charge for in-process research and development (“IPR&D”). IPR&D represents the present value of the estimated after-tax cash flows expected to be generated by purchased technologies that, as of the acquisition dates, had not yet reached technological feasibility.

IPR&D relates to four projects. These projects include: 1) the development and adoption of silicon carbide (SiC) technology in the manufacture of high power switching and RF power transistors targeted for the high reliability defense and aerospace markets initially with applications in radar and military communications; 2) the development of the MOS 8 line of MOSFET products for switching applications which will improve performance and reliability and reduce manufacturing costs; 3) the development of VDMOS products for high frequency communications, MRI applications and plasma processing; and 4) S-band products operating in the 2.7-3.1 GHz range for RF applications. In the valuation of the IPR&D, the value of the IPR&D was based on the successful completion of these technologies coupled with the development of APT’s high power switching, RF transistor and other products. Completion of all IPR&D projects is expected within the first half of fiscal year 2007.

The IPR&D projects were valued through the application of discounted cash flow analyses, taking into account key characteristics of the each technology including its future prospects, the rate of technological change in the industry, product life cycles, risks specific to the project, and the project’s stage of completion. Stage of completion was estimated by considering the time, cost, and complexity of tasks completed prior to the acquisition, versus the project’s overall expected cost, effort and risks required for achieving technological feasibility. In the application of the discounted cash flow analyses, APT’s management provided a revenue forecasts for each IPR&D project. The projection was based on the expected date of market introduction, an assessment of customer needs, the expected pricing and cost structure of the related products, product life cycles, and the importance of existing technology relative to the in-process technology. In addition, the costs expected to complete the project were added to the operating expenses to calculate the operating income for each IPR&D project. As certain other assets contribute to the cash flow attributable to the assets being valued, returns to these other assets were calculated and deducted from the pre-tax operating income to isolate the economic benefit solely attributable to each of the in-process technologies. The present value of IPR&D was calculated based on discount rates recommended by the American Institute of Certified Public Accountants IPR&D Practice Aid, which depend on the stage of completion and the additional risk associated with the completion of the IPR&D project. The earnings associated with the incomplete technologies were discounted at a rate of 18.1%, 5% higher than the APT’s cost of capital.

This valuation is preliminary and is based on APT’s estimates. The amount ultimately allocated to in-process research and development may differ from this preliminary allocation. This charge has been excluded from the unaudited pro forma condensed combined income statements as it is directly attributed to the merger and is non-recurring.

(9)	Cash consideration to APT stockholders based upon approximately 11.3 million APT shares outstanding as of April 28, 2006 at $2.00 per share, in addition to cash consideration for fractional shares.

(10)	Represent the issuance of approximately 4.9 million shares of Microsemi common stock using an exchange ratio of 0.435 based on the terms of the merger agreement. The fair value of the shares issued is based on a market value of $23.29 per share of Microsemi common stock, which is the average closing market price of Microsemi common stock for the period that began two trading days before and ending two trading days after November 2, 2005, the date on which the merger was announced.

(11)	Represents a preliminary estimate of fair value of converted APT stock options using the Black-Scholes option pricing model with the following weighted-average assumptions:

Risk free interest rate	4.9%
Expected dividend yield	None
Expected life	1.2 years
Expected volatility	31.6%

(12)	Represents a prepayment to Mr. Haugen in exchange for his services subsequent to the effective date of the merger and terminating not later than six-months after the effective date of the merger.

(13)	Represents the estimated payment of direct transaction fees and expenses.

(14)	Represents the preliminary estimate of fair value of Microsemi options granted to existing APT employees using the Black-Scholes option pricing mode with the following weighted-average assumptions:

Risk free interest rate	4.9%
Expected dividend yield	None
Expected life	3.5 years
Expected volatility	43.3%

(15)	Represents the estimated adjustment to record property and equipment, net at fair value.

(16)	Represents the estimated deferred compensation from unvested converted APT stock options and Microsemi stock options granted to existing APT employees.

MICROSEMI CORPORATION

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

FOR THE 12-MONTHS ENDED OCTOBER 2, 2005

(In thousands, except per share amounts)

	Historical Microsemi	Historical APT	Pro Forma Adjustments		Pro Forma Combined
Net sales	$297,440	$62,174	$(1,275	)(1)	$358,339
Cost of sales	171,748	42,154	(459	)(1)	215,880
			(1,076	)(2)
			3,513	(4)

Gross profit	125,692	20,020	(3,253)		142,459

Operating expenses:
Selling, general and administrative	59,825	14,945	1,389	(6)	76,159
Research and development	18,937	4,911	—		23,848
Amortization of intangible assets	919	140	7,190	(3)	8,109
			(140	)(2)
Impairment of assets, restructuring and severance charges	3,632	368	—		4,000
Loss on dispositions of assets, net	1,097	—	—		1,097
In-process research development charges	—	4,868	—	(10)	4,868

Total operating expenses	84,410	25,232	8,439		118,081

Operating income	41,282	(5,212)	(11,692)		24,378

Other income (expense):
Interest expense	(199)	(22)	—		(221)
Interest income	1,756	293	(566	)(5)	1,483
Other, net	7	(77)	—		(70)

Total other income	1,564	194	(566)		1,192

Income before income taxes	42,846	(5,018)	(12,258)		25,570
Provision for income taxes	13,623	55	(4,903	)(7)	8,775

NET INCOME	$29,223	$(5,073)	$(7,355)		$16,795

Earnings per share:
Basic	$0.47	$(0.47)			$0.25

Diluted	$0.45	$(0.47)			$0.24

Common and common equivalent shares outstanding
Basic	61,639	10,723			66,534	(8)

Diluted	65,233	10,723			70,212	(9)

MICROSEMI CORPORATION

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

FOR THE QUARTER ENDED JANUARY 1, 2006

(In thousands, except per share amounts)

	Historical Microsemi	Historical APT	Pro Forma Adjustments		Pro Forma Combined
Net sales	$82,159	$18,825	$(184	)(1)	$100,800
Cost of sales	42,612	12,495	(66	)(1)	54,772
			(269	)(2)

Gross profit	39,547	6,330	151		46,028

Operating expenses:
Selling, general and administrative	14,421	4,026	375	(6)	18,822
Research and development	5,077	1,263	—		6,340
Amortization of intangible assets	229	46	1,290	(3)	1,519
			(46	)(2)
Impairment of assets, restructuring and severance charges	641	27	—		668

Total operating expenses	20,368	5,362	1,619		27,349

Operating income	19,179	968	(1,468)		18,679

Other income (expense):
Interest expense	(37)	(2)	—		(39)
Interest income	848	113	(181	)(5)	780
Other, net	—	8	—		8

Total other income	811	119	(181)		749

Income before income taxes	19,990	1,087	(1,649)		19,428
Provision for income taxes	6,197	—	(660	)(7)	5,537

NET INCOME	$13,793	$1,087	$(989)		$13,891

Earnings per share:
Basic	$0.22	$0.10			$0.20

Diluted	$0.20	$0.10			$0.19

Common and common equivalent shares outstanding
Basic	63,996	10,892			68,891	(8)

Diluted	67,547	11,421			72,582	(9)

(1)	Eliminates sales and cost of sales for product sold by APT to Microsemi.

(2)	Reflects the elimination of amortization expense that was recorded by APT based on historical intangible asset balances.

(3)	Reflects amortization of intangibles related to the preliminary estimate of the fair value of intangible assets acquired. This adjustment is preliminary and based on Microsemi management’s estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation and it will be based on our final valuation of the acquired intangible assets. Calculation of pro forma amortization expense is as follows (in thousands):

	Asset Amount	Useful Life (Years)	Amortization Expense
			Year ended October 2, 2005	Quarter ended January 1, 2006
Completed technologies	$38,030	8	$4,754	$1,188
Customer relationships	3,250	8	406	102
Backlog	2,030	1	2,030	—

	$43,310		$7,190	$1,290

(4)	Represents additional cost of goods sold related to the purchase accounting adjustment to mark up inventory for normal profit. The purchase accounting adjustment is expected to amortize within one year and is therefore, not reflected in the pro forma adjustments for the quarter ended January 1, 2006.

(5)	Represents a reduction in interest income due to the cash consideration expected to be paid to APT stockholders at effective interest rates for the year ended October 2, 2005 and quarter ended January 1, 2006 of 2.51% and 3.21%, respectively. For the year ended October 2, 2005 and quarter ended January 1, 2006, a 1/8-percentage point increase or decrease in interest rate earned on cash and cash equivalents would have a $27,000 and $7,000 increase or decrease, respectively, in interest income.

(6)	Represents the amortization expense related to the vesting of converted APT stock options and Microsemi stock options granted to existing APT employees.

(7)	Reflects the pro forma tax effect of the above adjustments at an estimated statutory rate of 40.0%.

(8)	Reflects the issuance of approximately 4.9 million shares of Microsemi common stock to APT stockholders.

(9)	Reflects the issuance of approximately 4.9 million shares of Microsemi common stock to APT stockholders, the dilutive effect of 0.6 million Microsemi stock options exchanged for APT stock options, and the dilutive effect of 0.4 million Microsemi stock options issued to existing APT employees.

(10)	The estimated charge for in-process research and development has been excluded from the unaudited pro forma condensed combined income statement as it is directly attributed to the merger and is non-recurring.